SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2004

___________________

FISHER SCIENTIFIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10920	02-0451017
(Commission File No.)	(IRS Employer Identification No.)

One Liberty Lane, Hampton, New Hampshire	03842
(Address of principal executive offices)	(Zip Code)

(603) 926-5911
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS.

     Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record sales and earnings for the first quarter ended March 31, 2004, reflecting increased sales of its scientific products and services and continuing strong demand from healthcare customers.

     “We’re off to a great start in 2004 as first-quarter sales exceeded $1 billion and we achieved record earnings,” said Paul M. Montrone, chairman and chief executive officer. “Our results reflect improved market dynamics and solid performance in our principal businesses, as well as contributions from our recent acquisitions.”

First-Quarter Reported Results

     Sales for the first quarter increased 21.3 percent to $1,011.0 million compared with $833.4 million in the corresponding period of 2003. Excluding the effect of foreign exchange, sales totaled $983.5 million in the first quarter, an 18.0 percent increase over the same quarter in 2003, with eight points of this increase from organic growth. Including nonrecurring inventory step-up costs totaling $6.6 million, net of tax ($10.2 million pre-tax), related to the Perbio and Oxoid acquisitions, first-quarter net income was $34.6 million, or 51 cents per diluted share, compared with a net loss of $0.9 million, or a loss of 2 cents per diluted share, in the first quarter of 2003.

     Cash from operations for the quarter ended March 31, 2004, totaled $66.0 million, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures were $13.1 million, primarily for facility expansions at Perbio. Free-cash flow, defined as cash from operations less capital expenditures, totaled $52.9 million for the first quarter.

Business-Segment Results

     Excluding the effect of foreign exchange, sales of scientific products and services in the first quarter totaled $715.5 million, a 25.0 percent increase compared with the same period in 2003, with 12 points of this increase from organic growth. Sales growth was driven by contributions from the cell-culture and bioresearch divisions of Perbio and from Oxoid, strong sales in the United States, increased growth in international markets as well as safety-related product sales. Operating income increased 37.3 percent to $66.6 million from $48.5 million in the corresponding period of 2003.

     Excluding the effect of foreign exchange, sales of healthcare products and services totaled $234.4 million in the first quarter, an 8.5 percent increase compared with the prior year’s quarter, with approximately five points of this increase from organic growth. Continued demand for products sold into clinical labs as well as sales from the medical-device division of Perbio drove sales growth during the quarter. Operating income totaled $12.1 million in the first quarter compared with $9.8 million in the same period in 2003.

     As expected, first-quarter sales in the laboratory-workstations segment decreased to $38.4 million from $49.9 million in the prior year, while the segment reported an operating loss of $0.2 million. The decline in sales and corresponding operating loss were primarily due to the timing of projects. Order activity in the laboratory-workstations segment improved during the first quarter with backlog at approximately $114 million at the end of the quarter, compared with $109 million at the corresponding period of 2003.

Special Items

•	Fisher completed its acquisition of privately held Oxoid Group Holdings Limited on March 1. Oxoid is one of the world’s leading manufacturers of microbiological culture media and other products that test for bacterial contamination.

•	On March 17, Fisher Scientific announced that it would combine with Apogent Technologies Inc. (NYSE: AOT) in a $3.7 billion transaction. The combination provides Fisher with a $1.1 billion footprint in the life-science market and substantially bolsters its portfolio of proprietary products. Fisher Scientific filed the preliminary joint proxy related to the transaction with the Securities and Exchange Commission on April 16 and submitted the Hart-Scott-Rodino filing related to this merger with the U.S. Federal Trade Commission on April 20. The company expects to complete the transaction early in the third quarter of the 2004 calendar year.

•	Fisher completed its acquisition of privately held Dharmacon, Inc. for $80 million in cash on April 1. Dharmacon is the global leader in RNA interference (RNAi) technology.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	Robert W. Baird & Co. Growth Stock Conference, May 4, at the Four Seasons Hotel in Chicago

•	Banc of America Healthcare Conference, May 20, at the Four Seasons Hotel in Las Vegas

•	Goldman Sachs Healthcare Conference, June 9, at the Ritz-Carlton Laguna Niguel Hotel in Dana Point, Calif.

Conference Call Scheduled

     Fisher will host a teleconference to discuss its first-quarter financial results and 2004 guidance on Thursday, April 29 at 10 a.m. EDT. Interested parties who would like to participate may call 800-299-8538 (passcode: 28470358). International callers should dial (+1) 617-786-2902. Following the call, an audio replay will be available for 10 days. Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 68520090. The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived until May 28.

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2004	2003
Sales	$1,011.0	$833.4
Cost of sales	735.2	614.9
Selling, general and administrative expense	207.5	157.7

Income from operations	68.3	60.8
Interest expense	22.0	22.3
Other (income) expense, net	(0.7)	44.4

Income (loss) before income taxes	47.0	(5.9)
Income tax provision (benefit)	12.4	(5.0)

Net income (loss)	$34.6	$(0.9)

Net income (loss) per common share:
Basic	$0.54	$(0.02)

Diluted	$0.51	$(0.02)

Weighted average common shares outstanding:
Basic	63.6	54.7

Diluted	68.2	54.7

Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,
		Growth
	2004	Rate	2003
Revenue
Scientific Products and Services	$742.0	29.7%	$572.2
Healthcare Products and Services	235.4	9.0%	216.0
Laboratory Workstations	38.4	-23.0%	49.9
Eliminations	(4.8)		(4.7)

Total	$1,011.0	21.3%	$833.4

	Three Months Ended
	March 31,
		Operating		Operating
	2004	Margin	2003	Margin
Operating Income
Scientific Products and Services	$66.6	9.0%	$48.5	8.5%
Healthcare Products and Services	12.1	5.1%	9.8	4.5%
Laboratory Workstations	(0.2)	-0.5%	2.6	5.2%
Eliminations	—		(0.1)

Segment sub-total	78.5	7.8%	60.8	7.3%
Inventory step-up	(10.2)		—

Operating income	$68.3	6.8%	$60.8	7.3%

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	March 31,	December 31,
	2004	2003
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$56.4	$83.8
Accounts receivable, net	490.3	432.7
Inventories	377.3	355.4
Other current assets	148.7	138.9

Total current assets	1,072.7	1,010.8
Property, plant and equipment	470.2	440.9
Goodwill	1,262.8	1,006.9
Other assets	455.9	400.8

Total assets	$3,261.6	$2,859.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$9.2	$12.0
Accounts payable	414.9	377.7
Accrued and other current liabilities	280.3	258.8

Total current liabilities	704.4	648.5
Long-term debt	1,634.2	1,386.1
Other liabilities	295.6	249.4

Total liabilities	2,634.2	2,284.0

Total stockholders’ equity	627.4	575.4

Total liabilities and stockholders’ equity	$3,261.6	$2,859.4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$34.6	$(0.9)
Depreciation and amortization	24.1	19.5
Other adjustments to reconcile net income (loss) to cash provided by operating activities	3.6	38.1
Changes in working capital and other assets and liabilities	3.7	(0.9)

Cash provided by operating activities	66.0	55.8

Cash flows from investing activities:
Acquisitions, net of cash acquired	(331.2)	—
Capital expenditures	(13.1)	(13.7)
Other investing activity	(4.1)	1.1

Cash used in investing activities	(348.4)	(12.6)

Cash flows from financing activities:
Proceeds from sale of common stock	18.2	0.3
Net change in debt	246.1	(13.7)
Other financing activity	(8.8)	(37.1)
Changes in the accounts receivable securitization, net	—	10.0

Cash provided by (used in) financing activities	255.5	(40.5)

Effect of exchange rate changes on cash	(0.5)	2.3

Net change in cash and cash equivalents	(27.4)	5.0
Cash and cash equivalents — beginning of period	83.8	38.8

Cash and cash equivalents — end of period	$56.4	$43.8

Fisher Scientific International Inc.
Statement of Operations
Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31, 2004				March 31, 2003
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Sales	$1,011.0	$—		$1,011.0	$833.4	$—		$833.4
Cost of sales	735.2	(10.2	)(a)	725.0	614.9	—		614.9
Selling, general and administrative expense	207.5	—		207.5	157.7	—		157.7

Income from operations	68.3	10.2		78.5	60.8	—		60.8
Interest expense	22.0	—		22.0	22.3	—		22.3
Other (income) expense, net	(0.7)	—		(0.7)	44.4	(45.6	)(c)	(1.2)

Income (loss) before income taxes	47.0	10.2		57.2	(5.9)	45.6		39.7
Income tax provision (benefit)	12.4	3.6	(b)	16.0	(5.0)	16.9	(d)	11.9

Net income (loss)	$34.6	$6.6		$41.2	$(0.9)	$28.7		$27.8

Diluted net income (loss) per common share	$0.51	$0.09		$0.60	$(0.02)	$0.50	(e)	$0.48

Diluted weighted average common shares outstanding	68.2			68.2	54.7			58.1

(a)	Represents a charge associated with the step-up of inventory to fair value at the date of acquisition.

(b)	Represents an adjustment for the incremental tax benefit associated with item (a).

(c)	Represents charges associated with call premiums and deferred financing fees.

(d)	Represents an adjustment for the incremental tax benefit associated with item (c).

(e)	Impacted by $(0.02) for the effect of factoring in additional dilutive shares outstanding

Reconciliation of Net Income to EBITDA

	Three Months Ended
	March 31,
	2004	2003
Net income (loss)	$34.6	$(0.9)

Adjustments to reconcile net income to adjusted EBITDA:
Income tax provision (benefit)	12.4	(5.0)
Interest expense	22.0	22.3
Depreciation and amortization	24.1	19.5
Amortization of deferred financing fees	(0.8)	(1.0)
Inventory step-up	10.2	—
Call premiums and deferred financing fees	—	45.6

Adjusted EBITDA	$102.5	$80.5

ITEM 9. REGULATION FD DISCLOSURE.

     Attached hereto as Exhibit 99.1, but only furnished pursuant to Item 12 of this Report, is the registrant’s press release dated April 28, 2004 announcing the Company’s earnings for the three months ended March 31, 2004.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Attached hereto as Exhibit 99.1 is the registrant’s press release dated April 28, 2004 announcing the Company’s earnings for the three months ended March 31, 2004. Within the press release, the Company has presented certain financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“Non-GAAP Measures”). The Company has presented Non-GAAP Measures for (i) adjusted diluted net income per share; (ii) adjusted operating income; (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); and (iv) free cash flow per share. With respect to all such Non-GAAP Measures, the Company has included (a) a presentation of the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”); and (b) a quantitative reconciliation of the differences between the Non-GAAP Measures and the most directly comparable measure calculated and presented in accordance with GAAP.

     The Company defines adjusted diluted net income per share and adjusted operating income as diluted net income per share and income from operations, respectively, each computed in accordance GAAP, excluding items that the Company considers to be nonrecurring to the Company’s operations. The Company calculates and discloses adjusted diluted net income per share and adjusted operating income because the Company believes that these measures may assist investors in evaluating trends of the Company’s operating results without regard to transactions that are not recurring.

     The Company defines EBITDA as net income (loss) computed in accordance with GAAP, excluding items considered nonrecurring to the Company’s operations, plus income taxes, interest expense, depreciation and amortization. The Company calculates and discloses EBITDA because the Company believes that it is helpful in assisting investors comparing the Company’s performance to that of other companies on a consistent basis without regard to depreciation, amortization or other charges that are not recurring to the operation of the business. Depreciation and amortization can vary significantly among companies depending on accounting methods. The Company believes that EBITDA, as defined, is also useful in helping investors compare the Company’s performance before the effect of various items that do not directly affect the Company’s operating performance. Further, EBITDA is a measure commonly used by fixed-income investors and commercial lenders, and hence the Company believes that disclosing this calculation may be useful to the holders of the Company’s debt instruments. However, investors should recognize that EBITDA is not a substitute for measures of financial performance determined in accordance with generally accepted accounting principles and that the Company’s computation of EBITDA may not be comparable to similarly titled measures of other companies.

     The Company defines free cash flow per share as cash provided by operating activities less capital expenditures, computed in accordance with GAAP, divided by the Company’s diluted weighted average common shares outstanding. The Company believes that disclosing free cash flow per share is useful in determining the rate at which earnings are converted into cash and is therefore a useful measure of liquidity.

     Investors should recognize these measures may not be comparable to similarly titled measures of other companies and that the measures presented are not a substitute or alternatives for measures of financial performance determined in accordance with GAAP, such as net income as a measure of operating results or cash flows as a measure of liquidity.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fisher Scientific International Inc.

Date: April 29, 2004	By:	/s/ Todd M. DuChene

		Name:	Todd M. DuChene
		Title:	Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Fisher Scientific International Inc.’s press release dated April 28, 2004 announcing the Company’s earnings for the three months ended March 31, 2004. This Exhibit pertains to Item 12 of this report on Form 8-K.